EXHIBIT 99.2

Kohl’s Corporation Announces Pricing for its Cash Tender Offer

Menomonee Falls, Wis., April 16, 2018 / PRNewswire / — Kohl’s Corporation (NYSE: KSS) announced today the reference yield and total consideration for each series of notes and debentures subject to its previously announced cash tender offer (the “Tender Offer”) for up to $499,917,000 combined aggregate principal amount (the “Maximum Amount”) of its 7.250% Debentures due 2029, 6.875% Notes due 2037, 6.000% Debentures due 2033, 4.000% Notes due 2021, 4.750% Notes due 2023 and 3.250% Notes due 2023 (collectively, the “Notes”).  The increase in the Maximum Amount that may be accepted in the Tender Offer was previously announced by separate release earlier today.

The Tender Offer is being made pursuant to, and subject to the terms and conditions in, an Offer to Purchase, dated April 2, 2018, as amended by the press release of earlier today, which announced the increase in the Maximum Amount ( as amended, the “Offer to Purchase”), which sets forth a description of the terms of the Tender Offer.

The reference yields for the Tender Offer were determined at 11:00 a.m., New York City time, today.  The consideration to be paid in the Tender Offer for each series of Notes is based on the applicable reference yield plus a fixed spread, as set forth in the table below.  Holders who validly tendered and did not validly withdraw Notes at or prior to the Early Tender Deadline (as defined below) that are accepted for purchase will receive the total consideration, which is equal to the amounts set forth in the table below (the “Total Consideration”).  As Kohl’s intends, subject to the terms and conditions of the Tender Offer, to accept for purchase the Maximum Amount of Notes tendered at or prior to the Early Tender Deadline, further tenders of Notes prior to the Expiration Time will not be accepted for purchase.  Holders whose Notes are accepted for purchase pursuant to the Tender Offer will also receive accrued and unpaid interest on their purchased Notes from, and including, the last interest payment date for such Notes to, but excluding, the applicable settlement date.

The following table sets forth the pricing information for the Tender Offer:

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page(1)	Fixed Spread (Basis Points)	Early Tender Premium	Reference Yield	Total Consideration (2)(3)

7.250% Debentures due 2029	500255AF1	$99,400,000	1	2.750% due February 15, 2028	FIT1	230	$50.00	2.847%	$1,176.33

6.875% Notes due 2037	500255AQ7	$149,998,000	2	2.750% due November 15, 2047	FIT1	280	$50.00	3.050%	$1,118.71

6.000% Debentures due 2033	500255AN4	$166,018,000	3	2.750% due February 15, 2028	FIT1	235	$50.00	2.847%	$1,081.90

4.000% Notes due 2021	500255AR5	$650,000,000	4	2.375% due March 15, 2021	FIT1	55	$50.00	2.529%	$1,028.62

4.750% Notes due 2023	500255AT1	$300,000,000	5	2.500% due March 31, 2023	FIT1	75	$50.00	2.691%	$1,064.13

3.250% Notes due 2023	500255AS3	$350,000,000	6	2.500% due March 31, 2023	FIT1	70	$50.00	2.691%	$993.78

(1)

The applicable page on Bloomberg from which Morgan Stanley & Co. LLC quoted the bid-side prices of the applicable Reference U.S. Treasury Security.

(2)

Per $1,000 principal amount of Notes.  Includes the early tender premium set forth in the table above (the “Early Tender Premium”).

(3)

In addition, holders will receive accrued and unpaid interest to, but excluding, the settlement date.

The Tender Offer will expire at 11:59 p.m., New York City time, on April 27, 2018, unless extended (such date and time, as the same may be extended, the “Expiration Time”). Holders of Notes must have validly tendered and not validly withdrawn their Notes at or before 5:00 p.m., New York City time, on April 13, 2018 (the “Early Tender Deadline”) to be eligible to receive the Early Tender Premium for their tendered Notes.  After such time, the Notes may not be withdrawn except in certain limited circumstances where additional withdrawal rights are required by law.  Assuming the Tender Offer is not extended and the conditions of the Tender Offer are satisfied or waived, Kohl’s expects that settlement for Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline and accepted for purchase will be on April 17, 2018.

The obligation of Kohl’s to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions of the Tender Offer.”

This press release is neither an offer to purchase nor a solicitation of an acceptance of securities.  No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.  The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase.

Morgan Stanley & Co. LLC is serving as Lead Dealer Manager for the Tender Offer.  J.P. Morgan Securities LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC are serving as Co-Dealer Managers for the Tender Offer.  Questions regarding the Tender Offer may be directed to Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 (collect).  Requests for the Offer to Purchase or the documents incorporated by reference therein may be directed to D.F. King & Co., Inc., which is acting as Tender Agent and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, (212) 269-5550; all others toll free at (877) 478-5044 or at the following email:  kss@dfking.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements.”  Kohl’s intends forward-looking terminology such as “believes,” “anticipates,” “plans,” “may,” “intends,” “will,” “should,” “expects” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause Kohl’s actual results to differ materially from those indicated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl’s Annual Report on Form 10-K and other factors as may periodically be described in Kohl’s filings with the SEC.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl’s mobile app.  Throughout its history, Kohl’s has given nearly $600 million to support communities nationwide.  For a list of store locations or to shop online, visit Kohls.com.  For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

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